                                                                    EXHIBIT 99.1

                          INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
CONSOLIDATED FINANCIAL STATEMENTS OF BAYARD DRILLING TECHNOLOGIES, INC.

  Report of Independent Accountants...................................................  F-2
  Report of Independent Certified Public Accountants..................................  F-3
  Balance Sheets as of December 31, 1997 and 1998.....................................  F-4
  Statements of Operations for the years ended December 31, 1996, 1997 and 1998.......  F-5
  Statements of Equity for the years ended December 31, 1996, 1997 and 1998...........  F-6
  Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998.......  F-7
  Notes to Financial Statements ......................................................  F-9

REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors and Stockholders
Bayard Drilling Technologies, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Bayard Drilling Technologies, Inc. at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



                                         PRICEWATERHOUSECOOPERS LLP

Oklahoma City, Oklahoma
February 26, 1999, except
for Note B for which the
date is March 17, 1999

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Bayard Drilling Technologies, Inc.


We have audited the accompanying statements of operations, equity (deficit), and cash flows of Bayard Drilling Technologies, Inc. (Note A), for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Bayard Drilling Technologies, Inc., for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP



Oklahoma City, Oklahoma
January 20, 1997

                       BAYARD DRILLING TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                        DECEMBER 31
                                                                                  ----------------------

                                          ASSETS                                    1997          1998
CURRENT ASSETS:
  Cash ........................................................................   $  49,302    $   2,553
  Restricted investments ......................................................         880          525
  Accounts receivable .........................................................      19,491       12,654
  Accounts receivable - affiliate .............................................          --          146
  Prepaid expenses and other current assets ...................................         538        1,313
          Total current assets ................................................      70,211       17,191

Property, plant and equipment, net ............................................     155,673      285,316

Goodwill, net of accumulated amortization of $375 and $1,247, respectively ....      12,704       11,832


Other assets ..................................................................       1,900        5,001
          Total assets ........................................................   $ 240,488    $ 319,340
                                                                                  =========    =========

                                  LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Accounts payable ............................................................   $   8,246    $   9,685
  Accounts  payable - affiliate ...............................................         494           98
  Accrued liabilities .........................................................       5,067        5,164
  Current portion of long-term debt ...........................................       7,450        6,050
          Total current liabilities ...........................................      21,257       20,997

Deferred income tax liabilities ...............................................      13,554       10,448

Other long-term liabilities ...................................................       2,055        3,207

Long-term debt, less current maturities .......................................      23,069       11,683

Subordinated notes, net of debt discount of $429 at December 31, 1997 .........       2,091           --

Notes payable, 11% Senior Notes due 2005 ......................................          --      100,000

Commitments and Contingencies - Note H, I, L & M

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 20,000,000 shares
     authorized; none issued or outstanding ...................................          --           --
  Common stock, $0.01 par value, 100,000,000 shares
     authorized; 18,183,945 and 18,199,765 shares issued and
     outstanding at December 31, 1997 and 1998, respectively ..................         182          182
  Additional paid-in capital (net of deferred compensation of $258
     and $206 at December 31, 1997 and 1998, respectively) ....................     180,400      180,525
  Retained earnings (accumulated deficit) .....................................      (2,120)      (7,702)
          Total equity ........................................................     178,462      173,005
          Total liabilities and equity ........................................   $ 240,488    $ 319,340
                                                                                  =========    =========

         The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            YEAR ENDED DECEMBER 31
                                                                                        --------------------------------
                                                                                         1996        1997        1998
REVENUES:
  Drilling ......................................................................       $  8,995    $ 39,165    $ 78,616
  Drilling -- affiliate .........................................................            798      16,582          --
  Other .........................................................................             60          --         456
                                                                                        --------    --------    --------
     Total revenues .............................................................          9,853      55,747      79,072
                                                                                        --------    --------    --------
COSTS AND EXPENSES:
  Drilling ......................................................................          7,653      40,705      63,782
  General and administrative ....................................................            658       1,868       4,312
  Depreciation and amortization .................................................          1,126       7,943      14,362
  Other .........................................................................             46          --         467
                                                                                        --------    --------    --------
     Total costs and expenses ...................................................          9,483      50,516      82,923
                                                                                        --------    --------    --------
     Operating income (loss) ....................................................            370       5,231      (3,851)
                                                                                        --------    --------    --------

OTHER INCOME (EXPENSE):
  Interest expense ..............................................................            (11)     (3,065)     (6,371)
  Interest income ...............................................................             --         597       1,404
  Gain on sale of assets ........................................................             54         544         688
  Other .........................................................................             17          37           6
                                                                                        --------    --------    --------
     Total other income (expense) ...............................................             60      (1,887)     (4,273)
                                                                                        --------    --------    --------

Earnings (loss) before income taxes .............................................            430       3,344      (8,124)
Income tax (provision) benefit -- deferred ......................................            (17)     (1,428)      2,880
                                                                                        --------    --------    --------
Net income (loss) before extraordinary item .....................................            413       1,916      (5,244)
Extraordinary loss, net of income tax of $1.3 million and $244, respectively ....             --      (4,002)       (338)
                                                                                        --------    --------    --------
Net income (loss)                                                                       $    413    $ (2,086)   $ (5,582)
                                                                                        ========    ========    ========

EARNINGS (LOSS) PER SHARE:
 Basic:
   Before extraordinary item ....................................................                   $    .21    $   (.29)
                                                                                                    ========    ========
   Extraordinary item ...........................................................                   $   (.44)   $   (.02)
                                                                                                    ========    ========
   Net loss .....................................................................                   $   (.23)   $   (.31)
                                                                                                    ========    ========
 Diluted:
   Before extraordinary item ....................................................                   $    .17    $   (.29)
                                                                                                    ========    ========
   Extraordinary item ...........................................................                   $   (.35)   $   (.02)
                                                                                                    ========    ========
   Net loss .....................................................................                   $   (.18)   $   (.31)
                                                                                                    ========    ========

PRO FORMA INFORMATION:
  Additional income tax expense .................................................            146
                                                                                        --------
  Pro forma net earnings (loss) .................................................       $    267
                                                                                        ========
  Pro forma earnings (loss) per share, basic and diluted ........................       $    .05
                                                                                        ========

Weighted average common shares outstanding, basic ...............................          5,600       9,064      18,191
                                                                                        ========    ========    ========
Weighted average common shares outstanding, diluted .............................          5,749      11,500      18,191
                                                                                        ========    ========    ========

         The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                     STOCKHOLDERS' EQUITY
                                                                    -------------------------------------------------------
                                                         PARTNERS             ADDITIONAL               RETAINED
                                                          CAPITAL    COMMON    PAID-IN     DEFERRED    EARNINGS
                                                         (DEFICIT)   STOCK     CAPITAL   COMPENSATION  (DEFICIT)    TOTAL
                                                         ---------  -------- ----------- ------------  ---------  ---------
Balance at December 31, 1995 .........................        (276)       --          --           --         --         --
  Net earnings through date of corporate
    capitalization ...................................         447        --          --           --         --         --
  Net increase in equity arising from affiliate
     transactions ....................................       5,285        --          --           --         --         --
  Issuance of stock in corporate capitalization ......      (5,456)       20       5,436           --         --      5,456
  Sale of stock ......................................          --        20       9,980           --         --     10,000
  Issuance of stock options and warrants for drilling
     agreements and debt .............................          --        --       1,319           --         --      1,319
  Issuance of stock and options for property and
     equipment .......................................          --        16       9,494           --         --      9,510
  Net loss from date of corporate capitalization to
     December 31,  1996 ..............................          --        --          --           --        (34)       (34)
                                                         ---------  -------- ----------- ------------  ---------  ---------
Balance at December 31, 1996 .........................          --        56      26,229           --        (34)    26,251
  Net loss ...........................................          --        --          --           --     (2,086)    (2,086)
  Issuance of stock options to employees .............          --        --          60          (53)        --          7
  Sale of stock ......................................          --        89     107,020           --         --    107,109
  Issuance of stock options and warrants .............          --        --       5,068           --         --      5,068
  Executive compensation agreements ..................          --        --         250         (205)        --         45
  Issuance of stock for acquisitions .................          --        37      42,031           --         --     42,068
                                                         ---------  -------- ----------- ------------  ---------  ---------
Balance at December 31, 1997 .........................          --       182     180,658         (258)    (2,120)   178,462
  Net loss ...........................................          --        --          --           --     (5,582)    (5,582)
  Issuance of stock options to employees .............          --        --          73           --         --         73
  Issuance of stock options and warrants .............          --        --          --           --         --         --
  Executive compensation agreements ..................          --        --          --           52         --         52
                                                         ---------  -------- ----------- ------------  ---------  ---------
Balance at December 31, 1998 .........................   $      --  $    182 $   180,731 $       (206) $  (7,702) $ 173,005
                                                         =========  ======== =========== ============  =========  =========

         The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                YEAR ENDED DECEMBER 31
                                                                                         -----------------------------------
                                                                                           1996         1997         1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss) ............................................................       $     413    $  (2,086)   $  (5,582)
  Adjustments to reconcile net earnings (loss) to net cash
    (used in) provided by operating activities:
    Depreciation and amortization ................................................           1,126        7,943       14,362
    Gain on sale of assets .......................................................             (54)        (544)        (688)
    Extraordinary loss ...........................................................              --        4,002          338
    Compensation expense .........................................................              --           52           52
    Deferred income taxes ........................................................              17        1,428       (2,880)
    Change in assets and liabilities, net of effects of
      Affiliate transactions:
      Decrease (increase) in accounts receivable .................................          (2,059)     (18,407)       6,691
      Increase in prepaid expenses ...............................................              --         (537)        (775)
      Decrease (increase) in other assets ........................................            (185)         513       (1,490)
      Increase in accrued liabilities ............................................             251        4,814           97
      Increase in other liabilities ..............................................              --           --        1,152
      Increase (decrease) in accounts payable ....................................            (383)       1,432        1,439
      Increase (decrease) in payable to affiliate ................................             412           82         (396)
                                                                                         ---------    ---------    ---------
         Net cash (used in) provided by operating activities .....................             462)      (1,308)      12,320
                                                                                         ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment ..........................................         (10,578)     (60,924)    (143,002)
  Acquisition of businesses ......................................................              --      (26,056)          --
  Proceeds from sale of assets ...................................................             137        1,390        1,292
  (Purchase) proceeds of investments .............................................              --         (880)         355
                                                                                         ---------    ---------    ---------
         Net cash used in investing activities ...................................         (10,441)     (86,470)    (141,355)
                                                                                         ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments made to affiliates ....................................................         (19,719)          --           --
  Advances received from affiliates ..............................................          18,791           --           --
  Proceeds from borrowings .......................................................           7,000       49,780           --
  Proceeds from exercise of stock options ........................................              --           --           73
  Proceeds from issuance of stock ................................................          10,000      107,109           --
  Proceeds from issuance of senior notes .........................................              --           --      100,000
  Payment of debt issuance costs .................................................            (206)        (761)      (2,550)
  Payments on long-term debt .....................................................              --      (24,011)     (15,237)
  Payments under line of credit ..................................................              --       (8,701)          --
  Borrowings under line of credit ................................................              --        8,701           --
                                                                                         ---------    ---------    ---------
         Net cash provided by financing activities ...............................          15,866      132,117       82,286
                                                                                         ---------    ---------    ---------

Net change in cash ...............................................................           4,963       44,339      (46,749)
Cash at beginning of period ......................................................              --        4,963       49,302
                                                                                         ---------    ---------    ---------
Cash at end of period ............................................................       $   4,963    $  49,302    $   2,553
                                                                                         =========    =========    =========

Cash paid during the period for interest .........................................       $      --    $   2,854    $   8,246
Cash paid during the period for income taxes .....................................       $      --    $      --    $      --
                                                                                         =========    =========    =========

         Continued

                       BAYARD DRILLING TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


Supplemental noncash activity:

         During 1996 the Company acquired property and equipment totaling $9,841 through the issuance of stock and options and assumed a net deferred income tax liability of $331. The Company acquired property and equipment through trade payables and payables to affiliate totaling $1,390. The Company transferred property and equipment totaling $29, net of accumulated depreciation of $1,254, to an affiliate which has been reflected as a decrease in payables to affiliates. The Company issued stock options and warrants in exchange for certain drilling agreements and debt. The stock options were valued at $1,100 and the warrants associated with the debt were valued at $219.

         Additionally in 1996, the Company transferred the following assets and liabilities to affiliates, which resulted in a net increase in equity at the time of corporate capitalization, effective December 1, 1996.

Accounts receivable ..............................................   $  2,667
Other assets .....................................................         17
Cash .............................................................      9,252
Accounts payable and accrued liabilities .........................     (1,799)
Payable to affiliates.............................................    (15,422)
                                                                     --------
                                                                     $ (5,285)
                                                                     ========

         During 1997 the Company acquired property and equipment through the issuance of stock and options for $41,510 and through the issuance of trade payables of $6,405. See - Note "C" for further detail on such activity.

         The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- NATURE OF OPERATIONS

         Bayard Drilling Technologies, Inc. together with its predecessor, (the "Company"), a Delaware corporation, is the successor to the drilling operations of Anadarko Drilling Company ("Anadarko"), which began drilling operations in 1980. The Company provides land-based contract drilling services to major and independent oil and gas companies in the Mid-Continent and Gulf Coast regions of the United States.

         Beginning in October 1996, AnSon Partners Limited Partnership ("APLP") initiated a series of transactions among its wholly owned affiliates, Anadarko, a partnership, and Bayard Drilling Company ("BDC"), an Oklahoma corporation, and the Company. These series of transactions resulted in the corporate capitalization of the Company in December 1996 with net assets, primarily drilling rigs, previously owned by Anadarko. Such transactions were accounted for as a reorganization of entities under common control.

NOTE B -- PROPOSED MERGER AGREEMENT AND RELATED MATTERS

         Nabors Industries, Inc. and Bayard Drilling Technologies, Inc. have entered into a definitive merger agreement pursuant to which the Company will merge with a wholly owned, newly created, special purpose subsidiary of Nabors, with the Company surviving as a wholly owned subsidiary of Nabors. If the merger is consummated, each share of Bayard common stock will be converted into the right to receive, .3375 shares of Nabors common stock and $.30 in cash. The transaction consists of approximately $90 million in equity and $120 million in debt, which will remain the obligation of the Company after the merger. The merger will be accounted for under the purchase method and is expected to close in early April 1999. A special meeting of the Company's stockholders was held on March 16, 1999 to consider and vote upon the merger agreement. At that special meeting, stockholders representing a majority of the outstanding shares of Bayard common stock voted to adopt the merger agreement. After the merger, the former stockholders of Bayard will own approximately 5.7% of the outstanding shares of Nabors common stock. Nabors common stock trades on the American Stock Exchange under the symbol "NBR."

         Bayard expects that funds provided by operations before the consummation date of the merger and to the extent required, borrowings under loan agreements, will be sufficient to meet its obligations as well as operating costs and expenses. If the merger is not consummated or is delayed for a significant period of time, the Company may be required to implement a plan to seek additional capital from private sources as well as disposing of certain of its assets in order to continue its operations.

NOTE C -- SUMMARY OF ACCOUNTING POLICIES

         The summary of significant accounting policies applied in the preparation of the accompanying financial statements follows.

1.  Basis of Presentation and Consolidation

         The financial statements and information for periods prior to December
1. 1996 represent those of the predecessor. The consolidated financial statements for periods after December 31, 1996 include the accounts of the Company and its wholly owned subsidiaries, Trend Drilling Company ("Trend"), WD Equipment, L.L.C. and Bonray Drilling Corporation ("Bonray"). All significant intercompany accounts and transactions have been eliminated.

2.  Cash

         The Company considers all cash and investments with an original maturity of 90 days or less to be cash equivalents. The Company maintains its cash in a bank deposit account, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. At December 31, 1998, the Company had cash and cash equivalents in or at three financial institutions, where the balance exceeded federally insured limits. Management periodically assesses the financial condition of the financial institutions and believes that any possible credit risk is minimal.

3.  Restricted Investments

                       BAYARD DRILLING TECHNOLOGIES, INC.

         Restricted investments consist of certificates of deposits pledged to state insurance departments and insurance companies to support payment of workers compensation claims.

4.  Concentration of Credit Risk

         The primary market for the Company's services are independent oil and gas companies whose level of activities are related to, among other things, oil and gas prices. The Company performs ongoing credit evaluations of its customers and provides for potential credit losses when necessary. No allowance was required at December 31, 1998, 1997 or 1996. At December 31, 1998 approximately 49% of the Company's trade receivables and over 47% of total revenues were derived from the Company's five largest customers in terms of total revenues.

5.  Property and Equipment

         Property and equipment are stated at cost, reduced by provisions to recognize economic impairment in value when management determines that such impairment has occurred. Drilling equipment is depreciated using the declining balance method (which approximates straight line) over the estimated useful lives from five to fifteen years. Other property and equipment are depreciated on the same basis over estimated useful lives from three to ten years. Refurbishments and upgrades of drilling equipment are capitalized if such expenditures are significant and extend the lives of the equipment. Equipment held for upgrades and refurbishments will be depreciated when placed into service. Maintenance and repairs are expensed as incurred. When assets are sold, retired or disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the gain or loss is recognized.

         The Company capitalizes interest on construction costs for rig refurbishments during the period in which those costs are incurred. The Company incurred interest costs of approximately $3.6 million and $8.3 million, during 1997 and 1998, respectively, of which approximately $565,000 and $2.0 million was capitalized in property and equipment for rig construction. No interest costs were capitalized in 1996.

6.  Revenue Recognition

         Revenues generated from the Company's dayrate drilling contracts are recognized as services are performed and revenues generated from the Company's footage drilling contracts are recognized as a percentage of completion. For all drilling contracts under which the Company bears the risk of completion (such as turnkey contracts) revenues and expenses are recognized using the completed contracts method. When estimates of projected revenues and expenses indicate a loss, the total estimated loss is accrued.

7.  Net Earnings (Loss) Per Share

         Earnings per share are computed based on the weighted average number of basic and diluted shares outstanding during the period pursuant to SFAS No. 128. SFAS No. 128 simplifies the standards for computing earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share and by simplifying the calculation of diluted earnings per share. A reconciliation of the numerator and denominator used in the calculation of earnings per share is as follows:

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                             PER
                                                             INCOME          SHARES         SHARE
                                                          (numerator)    (denominator)      AMOUNT
                                                          -----------    -------------      ------
                                                           (in thousands, except per share data)
Income (loss) before extraordinary item                   $    (5,244)

Basic earnings (loss) per share                                (5,244)          18,191      $ (.29)
                                                          -----------    -------------      ------

Effect of dilutive securities:
Warrants and options                                                                --
                                                                         -------------
Diluted earnings (loss) per share                         $    (5,244)          18,191        (.29)
                                                          ===========    =============      ======

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                             PER
                                                             INCOME          SHARES         SHARE
                                                          (numerator)    (denominator)      AMOUNT
                                                          -----------    -------------      ------
                                                           (in thousands, except per share data)

Income before extraordinary item                          $     1,916
                                                          -----------
Basic earnings per share                                        1,916            9,064         .21
                                                          -----------                       ------

Effect of dilutive securities:
Warrants and options                                                             2,436
                                                                         -------------
Diluted earnings per share                                $     1,916           11,500      $  .17
                                                          ===========    =============      ======


         Pro forma net earnings (loss) per share are presented to reflect the provision for income taxes for periods Anadarko was a partnership.

         At December 31, 1997, options to purchase 397,000 shares of common stock at $23 per share were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. At December 31, 1998, options to purchase 1,283,600 shares of common stock at a weighted average exercise price of $12.27 per share and 412,000 warrants at a weighted average exercise price of $8.83 were not included in the computation of diluted earnings per share because the options' and warrants' exercise price was greater than the average market price of the common shares. The options, which expire on March 10, 2004, and the warrants, which expire on June 01, 2003, were still outstanding at December 31, 1998.

8.  Income Taxes

         Historical income taxes were not provided in the financial statements for earnings attributable to Anadarko since the partners would pay income taxes or receive as a deduction their distributive share of Anadarko's taxable income or loss. The proforma income tax expense for 1996 was calculated using an effective tax rate of 38%.

         The Company uses the liability method of accounting for deferred income taxes under SFAS No. 109, whereby deferred tax assets and liabilities are recognized based upon differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates. If it is more likely than not some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

9.  Goodwill and Other Assets

         Goodwill related to the acquisition of Trend and Bonray is being amortized over fifteen years. Amortization expense of goodwill of $375,062 and $871,968 has been recognized as of December 31,1997 and 1998, respectively.

         Other assets consist of (i) organizational costs incurred for the organization of Bayard and (ii) debt issuance costs incurred on the term loan. Amortization expense for organization costs is recognized over five years and debt issuance costs over the life of the loan, which approximates five years, both on a straight-line basis. Amortization expense of $650,000, $1.4 million and $63,000 has been recognized for the years ended December 31, 1998, 1997 and 1996, respectively.

                       BAYARD DRILLING TECHNOLOGIES, INC.

         On an ongoing basis, management reviews the valuation and amortization of goodwill and other intangibles to determine possible impairment. The recoverability of these assets is assessed by determining whether the carrying value can be recovered from undiscounted future cash flows.



10.  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period; accordingly actual results could differ from those estimates.

         The Company has significant estimates for workers compensation liability due to the retention of $500,000 per occurrence. At December 31, 1998 and 1997 estimates for this retention were $2.9 million and $1.7 million, respectively.

11. Fair Value of Financial Instruments

         The Company's financial instruments consist of cash and investments which approximate fair value because of the short maturity of those instruments, a payable to an affiliate which approximates fair value due to the demand nature of this obligation, a floating rate term loan which approximates fair value because the interest rate adjusts to the market rate, and notes payable which approximate fair value because the interest rates on these notes reflects the borrowing terms currently available to the Company.

12.  Stock Based Compensation

         The Company applies APB Opinion 25 in accounting for its stock option plans. Under this standard, compensation expense is only recognized for grants of options, which include an exercise price less than the market price of the stock on the date of grant. Accordingly, based on the Company's grants for 1996 and for the years ended December 31, 1997 and 1998, the Company recognized $0, approximately $310,000 and $0 of deferred compensation and $0, approximately $52,000 and $52,000 of compensation expense, respectively resulting in net deferred compensation at December 31, 1997 and 1998 of $258,000 and $206,000, respectively. For grants of options which include an exercise price equal to or greater than the market price of the stock on the date of grant, the Company has disclosed the pro forma effects of recording compensation based on fair value in Note O to the financial statements as allowed by Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation."

13. Organization Costs

         In April 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 provides guidance on accounting for start-up costs and organization costs. It requires costs associated with start-up activities and organization costs be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with the initial application of this SOP being reported as a cumulative effect of accounting change. Upon adoption of SOP 98-5, the Company will recognize approximately $596,000 as a cumulative effective of accounting change, net of tax of $365,000 at 38%.

NOTE D -- ACQUISITIONS

         On May 1, 1997, the Company completed the acquisition of the common stock of Trend ("Trend Acquisition") for $18 million in cash and 250,000 shares of common stock which equates to $10.64 per share based on the appraisals of the fair market value of the property and equipment acquired of $21,532,000. The Company incurred costs of approximately $307,000 in connection with this acquisition.

                       BAYARD DRILLING TECHNOLOGIES, INC.

         The Trend Acquisition was accounted for as a purchase. The following is an analysis of the allocation of the purchase price:

                                                                       (in thousands)
Current assets..................................................         $   2,734
Property and equipment..........................................            21,532
Goodwill .......................................................             6,330
Current liabilities ............................................            (2,265)
Long-term liabilities ..........................................            (1,340)
Deferred income tax liability ..................................            (6,330)
                                                                         ---------
Purchase price .................................................         $  20,661
                                                                         =========

         On May 30, 1997, the Company acquired WD Equipment, L.L.C. (which owned six drilling rigs, but had no operations) from Ward Drilling Company, Inc. ("Ward Acquisition") for approximately $8 million in cash and 400,000 shares of common stock which equates to $8.95 per share based on the appraisal of the fair market value of the assets acquired of $11,931,000. The Company also issued warrants to purchase 200,000 shares of common stock at $10.00 per share. The warrants had an estimated fair market value of $294,000 at the agreement closing date and were recorded as an increase in property and equipment and additional paid in capital.

         On October 16, 1997, the Company completed the acquisition of Bonray ("Bonray Acquisition"), subject to certain working capital adjustments, for 3,015,000 shares of common stock, which equates to $11.86 per share based on the appraisals of the fair market value of the property and equipment acquired of $34,976,000.

         The Bonray Acquisition was accounted for as a purchase. The following is an analysis of the allocation of the purchase price:

                                                                            (in thousands)
Current assets..............................................................   $  4,020
Property and equipment......................................................     34,976
Goodwill ...................................................................      6,750
Current liabilities ........................................................     (3,162)
Long-term liabilities ......................................................        (74)
Deferred income tax liability ..............................................     (6,750)
                                                                               --------
Purchase price .............................................................   $ 35,760
                                                                               ========

         The following is the unaudited pro forma results of operations as if Trend, Ward and Bonray had been acquired January 1, 1996 and January 1, 1997, respectively:

                                                                      YEAR ENDED DECEMBER 31
                                                                    --------------------------
                                                                       1996             1997
                                                                          (in thousands)
          Revenues.............................................     $  47,952         $ 80,670
                                                                    =========         ========
          Net income (loss)....................................     $  (1,848)        $    256
                                                                    =========         ========
          Net income (loss) per common share, basic............     $    (.33)        $    .03
                                                                    =========         ========
          Net income (loss) per common share, diluted..........     $    (.32)        $    .02
                                                                    =========         ========


         On June 26, 1998, the Company completed the acquisition of 25 drilling rigs and certain related equipment and other assets from TransTexas Gas Corporation ("TransTexas") for $75 million in cash ("the TransTexas Acquisition"). The purchase was accomplished through the issuance of $100 million of the Company's 11% Senior Notes due 2005 (the "Senior Notes Offering"). The Company received net proceeds of approximately $97 million, and used the additional proceeds for general corporate purposes, including capital expenditures for acquisitions of

                       BAYARD DRILLING TECHNOLOGIES, INC.

additional drilling rigs and related equipment and the refurbishment of rigs. All of the acquired rigs are mechanical rigs capable of drilling to depths of 12,000 feet or greater, with twelve of the rigs capable of drilling to depths of 20,000 feet or greater. Four of the drilling rigs are awaiting refurbishment. In addition, the Company and TransTexas have entered into an Alliance Agreement that provides that for a period of 30 months, if TransTexas engages in any land drilling activities in Alabama, Louisiana, Mississippi, Oklahoma, New Mexico or Texas, TransTexas will engage the Company to provide up to 15 of the Company's rigs for wells on which TransTexas serves as operator.

NOTE E -- PROPERTY AND EQUIPMENT

         Major classes of property and equipment consist of the following:

                                                                             DECEMBER 31
                                                                    --------------------------
                                                                       1997             1998
                                                                          (in thousands)
Drilling rigs and components.................................       $ 173,674        $ 310,361
Automobiles, trucks, and trailers............................           2,041            4,916
Buildings and property.......................................             461            2,061
Furniture, fixtures, and other...............................             532              751
                                                                    ---------        ---------
                                                                      176,708          318,089
Less accumulated depreciation ...............................          21,035           32,773
                                                                    ---------        ---------
                                                                    $ 155,673        $ 285,316
                                                                    =========        =========

NOTE F -- CHANGE IN ESTIMATED LIVES

         Effective January 1, 1996, the Company changed the estimated remaining lives of certain drilling component equipment from 84 months to 120 months and changed the estimated remaining life of drill collars and pipe from 36 months to 60 months. After review and study by the Company, the useful lives of drilling rigs acquired after January 1, 1996 were changed from 84 months to 144 months. These changes were made to more closely approximate the remaining useful lives of such assets. The effect of these changes was to increase the historical net earnings by approximately $405,000 and to increase pro forma net earnings by approximately $251,000, net of pro forma income taxes of $154,000, or $.02 per share for the year ended December 31, 1996.

         Effective July 1, 1997, the Company changed the estimated remaining lives of its drilling rigs and other related drilling equipment to 180 months from remaining lives of 144 months. These changes were made to more closely approximate the remaining useful lives of such assets. The effect of these changes was to increase earnings for the year ended December 31, 1997 by approximately $505,000, net of income taxes of $310,000, or $.04 per share, on a diluted basis.

NOTE G -- INCOME TAXES

         On October 28, 1996, Anadarko conveyed its operating assets to its wholly owned subsidiary, BDC, which caused a change in tax status of the drilling operations from a partnership to a taxable corporation. A deferred tax asset was recognized for the temporary differences, which existed at the date of conveyance together with a related valuation allowance. At December 31, 1998, the Company has net operating loss carry forwards of approximately $54.9 million, of which $418,000, $11.6 million and $42.9 million will expire in 2011, 2012 and 2013, respectively, if unused.

         Income tax expense (benefit) for the years ended December 31, is summarized as follows:


                                                     1996       1997       1998
                                                    ------     ------    -------
                                                           (in thousands)
Current.........................................    $   --     $   --    $    --
Deferred........................................        17      1,428     (2,880)
                                                    ------     ------    -------
                                                    $   17     $1,428    $(2,880)
                                                    ======     ======    =======


         Components of net deferred income tax liabilities at December 31, are as follows:

                       BAYARD DRILLING TECHNOLOGIES, INC.

                                                              1997          1998
                                                            ---------     ---------
                                                                (in thousands)
Deferred tax assets (liabilities)
  Operating loss carryforwards..........................    $     760     $  20,867
  Property and equipment ...............................      (14,314)      (31,315)
                                                            ---------     ---------
     Net deferred tax liabilities.......................    $ (13,554)    $ (10,448)
                                                            =========     =========

         The Company's actual income tax expense, before extraordinary item, differed from the federal statutory expense (based on a federal statutory rate of 34%) for the years ended December 31, as follows:


                                                                         1996       1997       1998
                                                                       -------    -------    --------
                                                                                (in thousands)
Income tax expense (benefit) at federal statutory rate .............   $   146    $ 1,069    $ (2,782)
State income taxes .................................................        --        201        (522)
Amortization of goodwill ...........................................        --        142         331
Other items ........................................................                   16          93
Exclusion of partnership income taxes ..............................      (129)        --          --
                                                                       =======    =======    ========
                                                                       $    17    $ 1,428    $ (2,880)
                                                                       =======    =======    ========

         The Company's valuation allowance on tax assets was established October 28, 1996 due to a change in taxable status and decreased $1,818,000 during the period from October 28, 1996 to December 31, 1996. The Company was not a taxable entity in 1995. Effective December 1, 1996, the Company acquired assets with deferred tax liabilities of approximately $2 million in which the purchase price allocation resulted in the reduction of the Company's tax asset valuation allowance of approximately $1,724,000. In 1997 the Company acquired assets with deferred tax liabilities of approximately $13,080,000, which eliminated the Company's tax asset valuation allowance.

NOTE H -- LONG-TERM DEBT AND SUBORDINATED NOTES

         Long-term debt at December 31, 1996 consisted of borrowings under loan agreements (the "Loan Agreements") which provide for a term loan (the "Term Loan") and a revolving loan (the "Revolving Loan"). In May 1997, the Company amended and increased the availability under the Loan Agreements. The Term Loan provided the Company up to $30.5 million for the purchase of additional land drilling rigs, the refurbishment of such rigs and equipment and for working capital purposes. The Revolving Loan provided revolving credit loans, subject to a borrowing base comprised of a portion of the Company's accounts receivable, of up to $10 million ($2 million of which is available for the issuance of letters of credit) for general corporate purposes. The Company has not borrowed under the Revolving Loan Agreement since November 1997 but has approximately $1.3 million of letters of credit outstanding thereunder. Amounts outstanding under the Revolving Loan (none at December 31, 1997 or 1998) bear interest based on Fleet National Bank's prime rate plus 1.5% (approximately 10% and 9.25% at December 31, 1997 and 1998, respectively) and mature in April 2000. A portion of the proceeds from the Initial Public Offering was used to repay all outstanding amounts under the Revolving Loan Agreement. The Company periodically pays certain fees under the Revolving Loan Agreement, including a commitment fee equal to 0.5% of the unused portion of the maximum commitment. Fleet's commitment to lend under the Revolving Loan Agreement ends in April 2000. The Company may terminate the Revolving Loan Agreement upon 60 days' prior written notice to Fleet and the payment of a termination fee of 2% of the facility, if terminated prior to May 1, 1999, and 1% of the facility, if terminated on or after May 1, 1999.

         The Revolving Loan Agreement is collateralized by certain assets of Bayard and Trend that were transferred to Bayard Drilling pursuant to the Company's corporate reorganization into a holding company structure. These assets include accounts receivable, certain equipment and inventory, the Company's El Reno, Oklahoma yard and the same 12 drilling rigs that collateralize the Term Loan Agreement, together with equipment and drilling contracts related to such rigs. The Revolving Loan Agreement is also collateralized by the receivables and certain other assets of Bayard, Bayard Drilling, Bayard LLC, Trend and Bonray. Until May 14, 1998, the Revolving Loan Agreement was also collateralized by all drilling rigs of Bayard and Trend, upon which date Fleet released all but such 12 rigs and related assets. Bayard Drilling, Bayard LLC, Trend and Bonray have agreed to guarantee the

                       BAYARD DRILLING TECHNOLOGIES, INC.

obligations under the Revolving Loan Agreement. The Revolving Loan Agreement contains customary restrictive covenants that are substantially similar to the covenants contained in the Term Loan Agreement.

         Amounts outstanding under the Term Loan of approximately $27.1 million and $15.5 million at December 31, 1997 and 1998, respectively, bore interest, at the election of the Company, at floating rates equal to Chase Manhattan Bank's prime rate plus 2.0% (approximately 10% and 9.75% at December 31, 1997 and 1998, respectively) or LIBOR plus 4.25% (approximately 10% and 9.89% at December 31, 1997 and 1998, respectively). The Term Loan requires equal monthly payments of principal, together with accrued interest, in amounts sufficient to repay borrowings at maturity on March 31, 2002. The Loan Agreements were collateralized by substantially all of the assets of the Company, including drilling rigs, equipment and drilling contracts, and contained customary restrictive covenants (including covenants restricting the ability of the Company to pay dividends or encumber assets) and an affirmative covenant to maintain Total Available Liquidity (as defined in the Loan Agreements) of at least $4.5 million through December 31, 1997 and $3 million through December 31, 1998. Pursuant to the Loan Agreements, the Company must maintain certain financial ratios, including a Cash Flow Coverage ratio (as defined in the Loan Agreements) of at least 1.25 to 1 until December 1997, 1.5 to 1 in 1998 and 1.75 to 1 thereafter, and a ratio of Total Liabilities (as defined in the Loan Agreements) to Tangible Net Worth no greater than 1.25 to 1 in 1997 and 1 to 1 in 1998. Under the Loan Agreements the Company was obligated to pay certain fees, including an annual commitment fee in an amount equal to 0.5% of the unused portion of the commitment.

         The Company incurred the Term Loan to finance the purchase of certain land drilling rigs and equipment and to provide working capital. On May 14, 1998, in connection with the Company's corporate reorganization into a holding company structure, (i) the Company prepaid $6.2 million of the Term Loan, obtained a release of all collateral for the Term Loan, except 12 drilling rigs and related equipment, and transferred to Bayard Drilling, L.P., the Company's wholly owned operating subsidiary ("Bayard Drilling"), substantially all of its assets, subject to such liens, and (ii) Bayard Drilling and Bayard Drilling, L.L.C., another wholly owned subsidiary of the Company ("Bayard L.L.C."), agreed to guarantee the Term Loan. Prior to such prepayment and collateral release, the Term Loan was secured by substantially all of the assets of Bayard and Trend. In connection with the Senior Notes Offering, the Term Loan was further amended to add Bonray as a guarantor of the Company's obligations.

         The Term Loan Agreement requires the Company and its subsidiaries to maintain collateral security with a value based on the appraised fair market value and orderly liquidation value of the Company's drilling rigs and associated rig equipment, equivalent to the outstanding balance of the Term Loan. The Company must also adhere to specified cash flow, leverage and liquidity ratios and minimum net worth and liquidity requirements. For example, the Term Loan Agreement restricts the ability of the Company and its subsidiaries to pay dividends, make investments and capital expenditures and incur indebtedness and liens. The Term Loan Agreement also required the maintenance of liquidity of $3 million through December 31, 1998. The Term Loan Agreement also contains affirmative covenants typical of secured loan arrangements with finance companies, such as requiring financial reports, insurance maintenance, legal, environmental and permit compliance.

         Each of the Company's wholly owned domestic subsidiaries (each, a "Guarantor") has issued a guarantee (a "Guarantee") of the Company's obligations under the Notes. The Guarantees are senior unsecured obligations of each respective Guarantor and rank pari passu in right of payment with all other indebtedness and liabilities of such Guarantor that are not subordinated by their terms to other indebtedness of such Guarantor and are senior in right of payment to all subordinated indebtedness of such Guarantor.

         Additionally, the Company issued Subordinated Notes due May 1, 2003 in the original principal amounts of $18 million and $2.52 million (the "Subordinated Notes") to Chesapeake Energy Corporation ("Chesapeake") and Energy Spectrum Partners LP ("Energy Spectrum"), respectively. The Subordinated Notes bore interest at either (i) 11% per annum, payable in cash or (ii) 12.875% per annum, payable in the form of additional Subordinated Notes, which interest is payable quarterly in arrears. As a result of the debt discount on Energy Spectrum's Subordinated Notes, the effective interest rate approximated 14%. On each quarterly interest payment date, the Company may make an election as to the interest rate to be applied for the previous quarter. The Subordinated Notes are redeemable, solely at the option of the Company, in whole or in part, at any time after May 31, 1998 at varying redemption prices. The Company must offer to redeem the Subordinated Notes upon the occurrence of certain events constituting a "Change of Control" (as defined in the Subordinated Notes) at a redemption price equal to

                       BAYARD DRILLING TECHNOLOGIES, INC.

100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption. The Subordinated Notes are convertible into Common Stock at the option of the Company, in whole or in part, in conjunction with a "Convertible Event" (as defined in the Subordinated Notes), which includes certain underwritten public offerings (including the Initial Public Offering), mergers, consolidations and other business combination transactions. The Subordinated Notes are general unsecured subordinated obligations of the Company that are subordinated in rights of payment to all existing and future senior indebtedness of the Company, pari passu with all existing and future subordinated indebtedness of the Company and senior in right of payment to all future junior subordinated indebtedness of the Company. At December 31, 1997 the amount of Subordinated Notes outstanding was approximately $2.5 million as the $18 million Subordinated Note to Chesapeake was extinguished in November 1997 with proceeds from the Initial Public Offering. See Note "K" for further discussion on the discount that was recorded related to this subordinate debt. In April 1998, the Company redeemed in full the $2.5 million principal amount of subordinated notes issued to Energy Spectrum Partners LP together with accrued interest of $47,740.

         On June 26, 1998, the Company issued $100 million of Senior Notes and used $75 million of such proceeds to fund the TransTexas Acquisition. The Company used the remaining proceeds for general corporate purposes, including acquisitions of additional drilling rigs and related equipment and the refurbishment of rigs. The Senior Notes mature on June 30, 2005. Interest on the Senior Notes is payable semi-annually on June 30 and December 31 of each year, commencing on December 31, 1998. The Senior Notes are not redeemable prior to June 30, 2003, on or after which the Senior Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth in the Indenture relating to the Senior Notes (the "Indenture"), plus accrued and unpaid interest and certain other charges, if any, thereon to the date of redemption. In addition, at any time on or before June 30, 2001, the Company may redeem up to 35% of the original aggregate principal amount of the Senior Notes with the net proceeds of certain qualifying equity offerings at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest and certain other charges, if any, thereon to the date of redemption, provided that at least $65 million in aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of such redemption. Upon a transaction resulting in a change of control, each holder of the Senior Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and certain other charges, if any, thereon to the date of repurchase. The Senior Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior indebtedness and other senior obligations of the Company, and senior in right of payment to all future subordinated indebtedness of the Company.

         The Company also has issued three amortizing term notes (the "Top Drive Notes") totaling approximately $2.2 million outstanding at December 31, 1998. This debt bears interest at 9.5% per annum and is collateralized by certain equipment (top drives) of the Company and letters of credit in amounts totaling approximately $700,000. The debt represented by the Top Drive Notes matures in July, October and November of 2000. The note agreement relating to the Top Drive Notes does not contain any restrictive financial covenants but contains a cross default to the Term Loan Agreement and the Revolving Loan Agreement.

         The Company recorded an extraordinary loss of $4.0 million (net of income tax effect of $1.3 million) in the fourth quarter of 1997 relating to the early extinguishment of certain subordinate debt in the amount of approximately $2.1 million and other payments in the amount of approximately $3.2 million by utilizing proceeds from the Company's Initial Public Offering completed in November 1997. For the year ended December 31, 1998, the Company recorded an extraordinary loss in the amount of $338,000, net of income taxes of approximately $244,000 from the early extinguishment of certain subordinate debt in the amount of approximately $2.5 million, and from the payment on term notes in the amount of $6.2 million using proceeds from the Company's initial public offering.

         At December 31, 1998, the aggregate yearly maturities of long-term obligations are as follows:

              YEAR ENDING DECEMBER 31
                                 1999..............................................        $   6,050,000
                                 2000..............................................            5,723,000
                                 2001..............................................            4,767,000
                                 2002..............................................            1,193,000
                                 2003..............................................                    0
                                 Thereafter .......................................          100,000,000
                                                                                           -------------
                                                                                           $ 117,733,000
                                                                                           =============

NOTE I -- RELATED PARTY TRANSACTIONS

         Before the corporate capitalization, Anson Gas Corporation, a wholly owned affiliate of APLP, served as the managing general partner responsible for all management and operational functions of the Company and charged the Company for such expenses. The Company expensed approximately $198,000 for such services received in 1996.

         Prior to December 31, 1996, the Company and its affiliates made advances to each other from time to time, which generally had no specific repayment terms.

         In December 1996, Anadarko granted the Company a transferable option, exercisable at any time prior to June 30, 1998, to either purchase from Anadarko a storage yard located in Weatherford, Oklahoma (the "Weatherford Storage Yard") for a price of $1,000 in cash or lease from Anadarko, for any period specified by the Company through a date not later than December 31, 1999, the Weatherford Storage Yard for a lease price of $100 per year. In August 1997, the Company acquired from Anadarko approximately 5 acres of land also in Weatherford, Oklahoma, in consideration for the relinquishment by the Company of the option to acquire or lease the Weatherford Storage Yard.

         In January 1998, the Company engaged Energy Spectrum Advisors Inc. to provide financial advisory and investment banking services in connection with a possible restructuring or refinancing of the Company's existing funded debt. As compensation for such services, the Company agreed to pay Energy Spectrum Advisors Inc. an initial fee of $50,000 and an additional fee of $25,000 per month through the term of the engagement. The engagement letter expired on May 31, 1998 but was extended to June 30, 1998. The Company paid a total of $175,000 in fees to Energy Spectrum Advisors Inc. in connection with this arrangement. In May 1997, the Company paid Energy Spectrum a fee in the amount of $220,000 for financial advisory and other services rendered to the Company in connection with the completion of the Trend Acquisition, including the evaluation and negotiation of the Trend Acquisition and for assistance in the arrangement of alternative financing sources and structuring, negotiating and closing the amended financing arrangements with CIT and Fleet. The Company also reimbursed Energy Spectrum for expenses incurred in connection with the rendering of such services during 1997 and 1998.

         The Company purchased drilling equipment and supplies from an affiliate totaling $2,862,000 in 1996. The Company also transferred drilling equipment to an affiliate at the Company's basis totaling $29,000, net of accumulated depreciation, which resulted in a decrease in payable to affiliate. The Company has in the past purchased rigs and related equipment from U.S. Rig & Equipment, Inc., an affiliate of Roy T. Oliver, who served as a director of the Company until his resignation on August 13, 1997. During 1997, the Company purchased approximately $5.0 million from U.S. Rig & Equipment, Inc. Additionally, in August 1997, the Company sold one of its rigs to an affiliate of Mr. Oliver for $500,000. Additionally, in November 1997, the Company agreed to acquire six rigs and related drilling equipment for $14 million.. One of these rigs was refurbished and placed into service during 1998. The remaining five rigs will require additional refurbishment prior to being placed into service. In connection therewith, the Company made a cash down payment of $3.5 million and closed the transaction in January 1998.

         The Company has engaged affiliates of APLP and other related affiliates for trucking services related to the movement of the Company's rigs on numerous occasions. During 1997 and 1998, the Company utilized these affiliates in consideration for such trucking services of approximately $1.7 million and $39,000, respectively.

         Since December 13, 1996, APLP has made available to the Company certain of APLP's employees, office space and administrative equipment, such as computer and telephone systems. In consideration for such assistance, the Company has reimbursed APLP approximately $236,000 as of December 31, 1997.

                       BAYARD DRILLING TECHNOLOGIES, INC.

         The Company has engaged Geronimo Trucking Company, an affiliate of Board member Lew O. Ward, to provide trucking services related to the movement of the Company's rigs on numerous occasions. During 1997 and 1998, the Company paid Geronimo approximately $338,000 and $916,000, respectively.

         Interest expense incurred during 1997 included approximately $680,000 to current or former affiliates.

NOTE J -- SIGNIFICANT CUSTOMERS

         The Company's customers include independent oil and gas producers and major oil companies. During the year ended December 31, 1998, the three largest customers for the Company's contract drilling services were Chesapeake, Sonat and TransTexas, which accounted for approximately 16%, 9% and 8% of total revenues, respectively. For the year ended December 31, 1998, less than 1% of revenues were generated from current affiliated customers. During the year ended December 31, 1997, the three largest customers for the Company's contract drilling services were Chesapeake, Union Pacific Resources Corporation and Sonat, which accounted for approximately 32%, 12% and 8% of total revenues, respectively. During the year ended December 31, 1997, approximately 30% of revenues were generated from current or former affiliated customers. Except for six rigs under long term contracts with Chesapeake, dayrates billed to affiliated customers in 1997 approximated those billed to nonaffiliated customers. During 1996, sales to two customers were, respectively, 75% (inclusive of $798,000 attributable to Chesapeake, which became an affiliate in December 1996) and 18% of drilling revenues.

NOTE K -- STOCKHOLDER'S EQUITY AND OPTIONS

         In December 1996, the Company issued 2,000,000 shares of Common Stock to Anadarko for the operating assets of BDC, Anadarko's subsidiary. Further, the Company issued 2,000,000 shares of Common Stock to Energy Spectrum for $10 million cash. The Company also acquired six drilling rigs and related equipment by the issuance of 1,600,000 shares of Common Stock and put options on the Company's common stock. The drilling rigs were recorded in accordance with appraisals of the estimated fair value of the assets acquired ($9.5 million) and the net deferred income tax liability assumed. The estimated fair value of the put options are recorded as additional contributed capital to the Company.

         The Company executed in December 1996 certain drilling agreements to supply six drilling rigs to Chesapeake at rates equal to defined comparable market rates but not less than $5,000 per day per rig. The Company granted the operator an option to purchase 2,000,000 shares of Common Stock at $6 per share, subject to performance of the operator under the drilling agreement. The estimated fair value of the options of $1,100,000 was recorded as additional paid-in capital and a deferred charge to be amortized over a twelve month period consistent with the annual negotiations of contract terms. At December 31, 1997, the deferred charge was fully amortized, and the Company and Chesapeake were unable to agree on an appropriate rate adjustment related to these drilling agreements, therefore the Company exercised its option to terminate the Chesapeake Drilling Agreements

         On December 10, 1996, the Company granted the issuer of the Term Loan (Note "H") warrants to immediately purchase up to 290,000 shares of the Company's Common Stock at $8 per share or up to 300,000 shares at $8 per share when total outstanding Common Stock exceeds 6,000,000 shares. The warrants expire at the earlier of December 13, 2001 or eighteen months after completion of an initial public stock offering by the Company. The warrant holder can also elect to receive in stock the excess of the stock market value over the warrant exercise price. These warrants have an estimated fair value of $219,000, which has been recorded as debt issue costs and is being amortized over the term of the loan.

         In February 1997, the Company sold 100,000 shares of Common Stock at $2.50 per share to the President of the Company. These shares are subject to the terms of a Restricted Stock Award Agreement. Deferred compensation in the amount of $250,000 was recorded related to this stock grant as the purchase price was below the fair market value of the Company's Common Stock at the date of grant. See - Note "O".

         The Company purchased during May 1997, two drilling rigs from U.S. Rig & Equipment, Inc. for cash and granted options to purchase 100,000 shares of Common Stock at $8 per share.

                       BAYARD DRILLING TECHNOLOGIES, INC.

         In connection with the issuance of Subordinated Notes executed in May 1997, the Company issued 1,140,000 shares of Common Stock at $7 per share. Additionally, the Company issued two series of detachable Warrants, designated as Series A Warrants and Series B Warrants. The Series A Warrants were exercisable at a price of $.01 per share and the Series B Warrants are exercisable at $7.50 per share. Both Series of Warrants expire 72 months from issuance. The Company issued Series A Warrants and Series B Warrants representing the right to purchase 798,000 shares and 912,000 shares of Common Stock, respectively. The fair market value of these warrants at the agreement closing date was $6 million, $4,024,000 of which was attributable to the Subordinated Notes. The warrant value applicable to the Subordinated Notes was allocated between the Subordinated Notes and warrants and recorded as a discount to the Subordinated Notes and additional paid in capital. The remaining discount to be amortized at December 31, 1997 was approximately $429,000. The amortization of this discount has been included in interest expense for 1997 and the first quarter of 1998, with the remaining discount included in the extraordinary loss recorded in 1998 .

         In June 1997, the Company granted options to employees to purchase 59,600 shares of Common Stock at $8 per share. Deferred compensation in the amount of $59,600 was recorded related to these stock options as the exercise price was below the fair market value of the Company's Common Stock at the date of grant. See - Note "O". In November 1997, the Company granted options to employees and executive officers to purchase 397,000 shares of Common Stock at $23 per share. During 1996 and 1997, the Company issued stock options to James
E. Brown, Edward S. Jacob and David E. Grose, each executive officers. These options issued pursuant to the 1997 Stock Option and Stock Award Plan, permit the purchase of 200,000, 50,000 and 50,000 shares of Common Stock, respectively, at an exercise price of $5, $5 and $10 per share, respectively. Messrs. Brown and Grose have not exercised any of these options, and all of their options remain outstanding at the date of this document. Mr. Jacob exercised options for 10,000 shares during 1998. Mr. Jacob received an additional 6,500 shares during 1999 in conjunciton with his severance in exchange for certain waivers and satisfaction of all obligations of the Company to Mr. Jacob under the 1997 Stock Option and Stock Award Plan or any other agreement. .

         On July 31, 1997, Energy Spectrum exercised in full its Series A Warrants, at a price of $0.01 per share, for 98,000 shares of Common Stock.

         At the August 19, 1997 Board of Directors meeting, the number of authorized shares of Common Stock was increased from 10,000,000 to 100,000,000 and the number of authorized shares of preferred stock was increased from 2,000,000 to 20,000,000. Additionally, a two-for-one stock split effected as a stock dividend on August 22, 1997 was approved. All stock option data, per share earnings and references to common stock have been restated to give effect to the stock split.

         In October 1997, the Company consummated the Chesapeake Transactions, resulting in the cancellation of the Chesapeake Option, the payment to the Company of $9 million in cash by Chesapeake, the redemption of the $18 million principal amount of Subordinated Notes held by Chesapeake for an aggregate cash payment by the Company of $18.2 million and the issuance of 3,194,000 shares of Common Stock to Chesapeake.

         In April 1998, the Company redeemed in full the $2.52 million principal amount of Subordinated Notes issued to Energy Spectrum together with accrued interest of $47,740. In connection therewith, Energy Spectrum waived its rights to require the Company to redeem the Subordinated Notes at 110% of par value. This redemption coupled with the redemption of $18 million principal amount of Subordinated Notes from Chesapeake at the time of the Initial Public Offering, leaves no Subordinated Notes outstanding.

         During 1998, the Company granted options to employees to purchase 15,000 shares of Common Stock at a weighted average exercise price of $12.23 per share and granted options to executive officers to purchase 353,000 shares of Common Stock at a weighted average exercise price of $6.02 per share. None of such options had been exercised, and all of such options remained outstanding at December 31, 1998.

NOTE L -- COMMITMENTS AND CONTINGENCIES

         The Company has entered into two-year employment agreements with three executive officers, of which two have expired by their own term, which provide for the payment of the remaining term of each agreement upon a

                       BAYARD DRILLING TECHNOLOGIES, INC.

change of control. As of December 31, 1998, benefits under such agreements, assuming a change of control, would aggregate approximately $52,500.

         As of December 31, 1998, the Company had no construction commitments for rig refurbishment.

NOTE M -- LITIGATION

         A purported class action lawsuit is pending against the Company, certain directors and officers of the Company, the managing underwriters of the Initial Public Offering, and certain current and former stockholders of the Company, alleging violations of federal securities laws in connection with the Initial Public Offering. The lawsuit, Yuan v. Bayard Drilling Technologies, Inc., et al. ("Yuan"), was filed on February 3, 1998 in the United States District Court for the Western District of Oklahoma. The principal plaintiff in Yuan is Tom Yuan. The defendants in this case include Bayard, Chesapeake, Energy Spectrum LLC, James E. Brown, David E. Grose, Carl B. Anderson, III, Merrill A. Miller, Jr., Sidney L. Tassin, Lew O. Ward, Mike Mullen, Roy T. Oliver, Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers, Inc., Prudential Securities, Inc., Rauscher Pierce Refsnes, Inc. (a predecessor to Dain Rauscher Incorporated) and Raymond James & Associates, Inc.

         The plaintiffs in this lawsuit purport to sue on their own behalf and on behalf of all persons who purchased shares of Bayard Common Stock on or traceable to the Initial Public Offering. In the lawsuit, plaintiffs allege claims against all defendants under the Securities Act. The plaintiffs allege that the registration statement and prospectus for the Initial Public Offering contained materially false and misleading information and omitted to disclose material facts. In particular, the plaintiffs allege that such registration statement and prospectus failed to disclose financial difficulties of Chesapeake, the Company's largest customer, and the effects of such difficulties on Chesapeake's ability to continue to provide the Company with substantial drilling contracts. The complaint further allege that the Company failed to disclose pre-offering negotiations with R. T. Oliver Drilling, Inc., whom the plaintiffs allege was a related party, for the purchase of drilling rigs. In addition, the complaint allege that the Company failed to disclose that its growth strategy required costly refurbishment of older drilling rigs that would dramatically increase the Company's costs, which could not be sustained by internally generated cash flow. Plaintiffs are seeking rescission and damages.

         Two other suits, Khan v. Bayard Drilling Technologies, Inc., et al. ("Khan") and Burkett v. Bayard Drilling Technologies, Inc., et al. ("Burkett"), which were filed in District Court in and for Oklahoma County, State of Oklahoma on January 14, 1998 and February 2, 1998, respectively, and alleged essentially the same claims as Yuan, were dismissed without prejudice in May 1998 on a joint application filed by all parties. The plaintiffs in Khan and Burkett, along with others, have been appointed as lead plaintiffs in the Yuan federal court suit, now styled to include the other lead plaintiffs, as Yuan, et al., and an amended consolidated complaint was filed on July 30, 1998. A motion to dismiss the claims in this lawsuit has been filed by Bayard and the other defendants and is currently pending before the court.

         Bayard is also involved in litigation arising from time to time in the ordinary course of its business, including workers' compensation claims and disputes arising out of its drilling activities. Such disputes include two claims filed against Bayard and Marathon Oil Company on November 13, 1998 and February 17, 1999 in the District Court of Washita County in the State of Oklahoma. Eldred L. and Patricia A. Schneberger and Irene F. and James H. Howard, the plaintiffs in these lawsuits, seek remedies including an order of abatement and actual, consequential and punitive damages for losses allegedly incurred in connection with a drilling project that utilized one of Bayard's rigs. These lawsuits are in preliminary stages with initial discovery commencing, thus the Company is unable to estimate the potential for liability on these claims.

         The Company believes the allegations in the lawsuits referenced above are without merit and is defending vigorously the claims brought against it. The Company is unable, however, to predict the outcome of these lawsuits or the costs to be incurred in connection with their defense and there can be no assurance that this litigation will be resolved in the Company's favor. An adverse result or prolonged litigation could have a material adverse effect on the Company's financial position or results of operations.

                       BAYARD DRILLING TECHNOLOGIES, INC.

NOTE N -- EMPLOYEE BENEFIT PLAN

         The Company has a profit sharing plan for certain eligible employees who have attained the age of 21 and completed at least one year of service. Participants may contribute up to 20% of compensation for any plan year. The Company's discretionary contribution is based on the participants total years of service. The Company has made contributions of approximately $504,635 through December 31, 1998.

NOTE O -- BENEFIT AND COMPENSATION PLAN

         In April 1997, the Board of Directors approved the adoption of an Employee Stock Plan ("the Plan") whereby 1,600,000 shares of Common Stock are authorized for issuance under the Plan to officers and employees. The Plan permits the issuance of qualified or nonqualified stock options, as well as granting of certain other awards, including shares of restricted stock. Options granted become vested at the rate of 20% per year one year after being granted, with the options expiring six years from the original grant date. The exercise price for options granted through December 31, 1998 was based on the Company's estimate of the fair market value on the date of the grant. Through December 31, 1998, 1,283,600 options and 100,000 shares of restricted stock (denoted below) were issued under the Plan, 289,020 of which were exercisable at December 31, 1998, at a weighted average exercise price of $15.41.

Activity pertaining to the Plan is as follows:

                                                                    WEIGHTED
                                                    NUMBER OF       AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                   -----------   --------------
Outstanding at
  December 10, 1996............................             --            --
     Granted...................................        200,000        $ 5.00
     Exercised.................................             --            --
                                                   -----------
Outstanding at
  January 1, 1997..............................        200,000        $ 5.00
     Granted...................................        644,600        $19.17
     Forfeited.................................          2,500        $23.00
     Exercised ................................             --            --
                                                   -----------
Outstanding at
  January 1, 1998..............................        842,100        $15.75
     Granted...................................        463,500        $ 6.29
     Forfeited.................................         12,000        $23.00
     Exercised ................................         10,000        $ 5.00
                                                   -----------
  December 31, 1998............................      1,283,600        $12.27

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                        ASSUMPTION               1998               1997                1996
                                        ----------               ----               ----                ----
                                    Expected Term:               5.00               6.00                6.00
                              Expected Volatility:             38.88%             42.49%              40.00%
                          Expected Dividend Yield:                 0%                 0%                  0%
                          Risk-Free Interest Rate:              5.49%              6.01%               6.00%

The following table summarizes information about stock options outstanding at December 31, 1998:

                              OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
                              -------------------                                    -------------------
                           NUMBER           WGTD. AVG.                           NUMBER
      RANGE OF           OUTSTANDING        REMAINING         WGTD. AVG.       EXERCISABLE       WGTD. AVG.
  EXERCISE PRICES        AT 12/31/98       CONTR. LIFE      EXERCISE PRICE     AT 12/31/98     EXERCISE PRICE
  ---------------        -----------       -----------      --------------     -----------     --------------
   $2.50 to $4.99           100,000            4.00             $2.50            40,000            $2.50
  $5.00 to $10.00           742,100            4.88             $5.50            111,720           $5.76
  $10.01 to $23.00          541,500            5.64             $21.54           177,300           $21.48
  ----------------       -----------           ----             ------           -------           ------
  $5.00 to $23.00         1,383,600            4.84             $11.56           329,020           $14.52

                       BAYARD DRILLING TECHNOLOGIES, INC.

         The Company applies APB Opinion 25 in accounting for the Plan. APB No. 25 requires that expense be recorded for any difference between the option price and market value on the measurement date. Accordingly, because the exercise price of all options equaled or exceeded the market price at date of grant, no compensation cost has been recognized in 1998, 1997 or 1996. Had compensation been determined on the basis of fair value pursuant to FASB Statement No. 123, net income (loss) and earnings per share would have been reduced as follows:

                                                                                 DECEMBER 31
                                                                                 -----------
                                                                 1996               1997            1998
                                                                ------            --------         -------
Net income (loss):                                                  (in thousands, except per share data)
    As reported                                                 $  267            $ (2,086)        $ (5,582)
    Pro forma (net of effective tax of 38%)                        261              (2,677)          (5,692)
Earnings per share, basic and fully diluted:
    As reported, basic                                             .05                (.23)            (.31)
    Pro forma, basic                                               .05                (.30)            (.31)
    As reported, diluted                                           .05                (.18)            (.31)
    Pro forma, diluted                                             .05                (.23)            (.31)

NOTE P - QUARTERLY FINANCIAL DATA (UNAUDITED)

         Summarized unaudited quarterly financial data for fiscal 1998 are as follows ($ in thousands except per share data):

                                                                                 QUARTERS ENDED
                                                                                 --------------
                                                  MARCH 31          JUNE 30        SEPTEMBER 30     DECEMBER 31
                                                  --------          -------        ------------    ------------
                                                    1998              1998             1998              1998
                                                    ----              ----             ----              ----
Net sales........................................ $ 23,962          $20,215          $ 20,625         $ 14,270
Gross profit (loss) (a)..........................    5,986            4,262             3,733           (3,470)
Net income (loss) before extraordinary
    item.........................................    1,757              739            (1,453)          (6,287)
Net income (loss) per share:
    Basis........................................      .10              .04              (.08)            (.35)
    Diluted......................................      .10              .04              (.08)            (.35)

(a) Total revenue excluding interest and other income, less total costs and expenses excluding depreciation and amortization expense.